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                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 (THOUSANDS OF DOLLARS)
                                -----------------------------------------------------------

                                  SIX
                                 MONTHS
                                 ENDED                  YEAR ENDED DECEMBER 31,
                                JUNE 30,   ------------------------------------------------
                                  1999       1998      1997      1996      1995      1994
                                --------   --------  --------  --------  --------  --------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income from continuing
    operations before income
    taxes                       $417,200   $755,000  $630,900  $502,700  $351,790  $292,830

  Deduct/add equity in
    undistributed (earnings)/
    loss of equity affiliates    (10,080)   (24,070)  (19,470)  (12,310)  (17,770)  106,200

  Add interest on indebtedness,
    net                           48,330     86,230    80,390    74,790    73,400    60,360

  Add amortization of debt
    expense                          720      1,230     1,260     1,400     1,930     2,220

  Add estimated interest factor
    for rentals                    5,940     10,000     8,150     6,150     4,970     4,220
                                --------   --------  --------  --------  --------  --------

  Earnings before income
    taxes and fixed charges     $462,110   $828,390  $701,230  $572,730  $414,320  $465,830
                                ========   ========  ========  ========  ========  ========

FIXED CHARGES:

  Interest on indebtedness
    regarding continuing
    operations                  $ 50,250   $ 90,320  $ 83,520  $ 77,250  $ 76,460  $ 63,220

  Amortization of debt expense       720      1,230     1,260     1,400     1,930     2,220

  Estimated interest factor
    for rentals                    5,940     10,000     8,150     6,150     4,970     4,220
                                --------   --------  --------  --------  --------  --------

Fixed Charges                   $ 56,910   $101,550  $ 92,930  $ 84,800  $ 83,360  $ 69,660
                                ========   ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                            8.1        8.2       7.5       6.8       5.0       6.7
                                     ===        ===       ===       ===       ===       ===


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